Employment Agreement
This Employment Agreement (the "Agreement") is made and entered into as of October 20, 2016 (the “Signing Date”), by and between Phyllis A. Knight (the "Executive") and Diversified Restaurant Holdings, Inc., a Nevada corporation (the "Company").
WHEREAS, Company desires to employ the Executive as its Chief Financial Officer and Treasurer on the terms and conditions set forth herein; and
WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:
1.Term. The Executive's employment hereunder shall be effective as of October 24, 2016 (the "Effective Date") and shall continue until the third anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the "Employment Term".
2.    Position and Duties.
2.1    Position. During the Employment Term, the Executive shall serve as the Chief Financial Officer and Treasurer of the Company, reporting to the President and Chief Executive Officer (the “CEO”). In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the CEO, as long as such duties, authority and responsibility are consistent with the Executive's position.
2.2    Duties. During the Employment Term, the Executive shall devote substantially all of her business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the board of directors of the Company (the “Board”) . Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board(which consent will not be unreasonably withheld or delayed) act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization as long as such activities are disclosed in writing to the Company's Code of Ethics Contact Person in accordance with the Company's Code of Business Conduct and Ethics, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive's duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.
3.    Place of Performance. The principal place of Executive's employment shall be the Company's principal executive office currently located in Southfield, Michigan; provided that, the Executive may be required to travel on Company business during the Employment Term.
4.    Compensation.
4.1    Base Salary. During the Employment Term, the Company shall pay the Executive an annual rate of base salary of as set forth on Schedule 4.1 in periodic installments in accordance with the Company's customary payroll practices, but no less frequently than monthly. The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as "Base Salary".
4.2    Annual Bonus.
(a)    For each complete fiscal year of the Employment Term, the Executive shall have the opportunity to earn an annual bonus (the "Annual Bonus") equal to the percentage of Base Salary set forth on Schedule 4.2 (the "Target Bonus"), as in effect at the beginning of the applicable fiscal year, based on achievement of annual target performance goals established by the Compensation Committee of the Board (the "Compensation Committee").
(b)    The Annual Bonus, if any, will be paid in accordance with the terms of the Company’s annual bonus plan.
(c)    Except as otherwise provided in Section 5, (i) the Annual Bonus will be subject to the terms of the Company annual bonus plan under which it is granted and (ii) in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company at the end of the applicable fiscal year.

4.3    Signing Bonus.
(a)    The Company will cause the Compensation Committee to grant the Executive 100,000 shares of the Company’s common stock as a signing bonus (the “Signing Bonus”). The Signing Bonus shares will be awarded as follows: an initial award of 33,333 shares of the Company’s common stock will be made within two weeks following the Signing Date of the Employment Agreement; and the remaining 66,664 shares of the Company’s common stock will be awarded following the annual shareholder meeting of 2017, subject to shareholder approval of an amendment to the Stock Incentive Plan to increase the number of shares of the Company’s common stock available for granting awards. The Signing Bonus will be subject to the terms and conditions of the Company’s Stock Incentive Plan of 2011 (as may be amended, the “Stock Incentive Plan”) and will vest ratably on January 1, 2018, January 1, 2019 and January 1, 2020. In the event shareholders do not approve an amendment of the Stock Incentive Plan at the 2017 meeting of shareholders, the Company will make a cash payment to Executive equal to the value of 66,664 shares multiplied by the average closing price of the common stock for the 5 trading days prior to the meeting.
4.4    Equity Awards. With respect to each fiscal year of the Company ending during the Employment Term, the Executive shall receive an annual long-term incentive award of stock, options or a combination thereof as determined by the Compensation Committee. Each such award shall vest three years from the date of grant and shall be subject to the terms and conditions of the Stock Incentive Plan. All terms and conditions applicable to each such award shall be determined by the Compensation Committee and shall be no less favorable than those that apply to similarly situated executive officers of the Company.
4.5    Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company, including without limitation, a car allowance.
4.6    Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, "Employee Benefit Plans"), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. All payments for benefits are the responsibility of the Company.
4.7    Paid Time-off. During the Employment Term, the Executive shall be entitled to four weeks of paid time-off per calendar year (prorated for partial years) in accordance with the Company's policies, as in effect from time to time. The Executive shall receive other paid time-off in accordance with the Company's policies for executive officers as such policies may exist from time to time.
4.8    Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.
4.9    Indemnification.
(a)    In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive's employment hereunder, by reason of the fact that the Executive entered into this Agreement, is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company's bylaws from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees). Costs and expenses incurred by the Executive in defense or prosecution of such Proceeding (including reasonable attorneys' fees) shall be paid by the Company as incurred month to month upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined by court of law and/or arbitration panel that the Executive is not entitled to be indemnified by the Company under this Agreement.
(b)    During the Employment Term and for a period of two (2) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors' and officers' liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.
4.10    Clawback Provisions. Any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
5.    Termination of Employment. The Employment Term and the Executive's employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least thirty days advance written notice of any termination of the Executive's employment. Upon termination of the Executive's employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.
5.1    Termination for Cause or Without Good Reason.
(a)    The Executive's employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason. If the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i)	any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the pay date immediately following the

Termination Date (as defined below) in accordance with the Company's customary payroll procedures;

(ii)
any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date; provided that, if the Executive's employment is terminated by the Company for Cause, then any such accrued but unpaid Annual Bonus shall be forfeited;

(iii)
reimbursement for unreimbursed business expenses properly incurred by the Executive prior to the Termination Date, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and

(iv)
such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company's employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the "Accrued Amounts".
(b)    For purposes of this Agreement, "Cause" shall mean:

(i)	the Executive's willful failure to perform her duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)	the Executive's willful failure to comply with any valid and legal directive of the Board of Directors;

(iii)	the Executive's engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv)	the Executive's embezzlement, misappropriation or fraud, whether or not related to the Executive's employment with the Company;

(v)	the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi)	the Executive's willful unauthorized disclosure of Confidential Information (as defined below);

(vii)	the Executive's material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or

(viii)
any material failure by the Executive to comply with the Company's written policies or rules, as they may be in effect from time to time during the Employment Term, if such failure causes material reputational or financial harm to the Company.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
Termination of the Executive's employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice of at least 10 days is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that the Executive has engaged in the conduct described in any of (i)-(viii) above.
(c)    For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive's written consent:

(i)	a material reduction in the Executive's Base Salary;

(ii)	a material reduction in the Executive's Target Bonus opportunity;

(iii)	a relocation of the Executive's principal place of employment by more than 50 miles;

(iv)	any material breach by the Company of any material provision of this Agreement;

(v)
the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

(vi)
a material, adverse change in the Executive's title, authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company's size and capitalization as of the Effective Date.

The Executive cannot terminate her employment for Good Reason unless she has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate her employment for Good Reason within 60 days after the first occurrence of the applicable grounds, or within 60 days of the Company’s failed effort to cure such circumstances then the Executive will be deemed to have waived her right to terminate for Good Reason with respect to such grounds.
5.2    Termination without Cause or for Good Reason. The Employment Term and the Executive's employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive's compliance with Section 6, Section 7 and Section 8 of this Agreement and her execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the "Release") and such Release becoming effective within 30 days following the Termination Date (such 30-day period, the "Release Execution Period"), the Executive shall be entitled to receive the following:

(a)    Subject to the requirements of Section 22.2 of this Agreement, continued Base Salary in effect on the Termination Date for twelve months following the Termination Date payable in equal installments in accordance with the Company's normal payroll practices, but no less frequently than monthly, which shall commence within 30 days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year; provided further that, the first installment payment shall include all amounts of Base Salary that would otherwise have been paid to the Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed;
(b)    a payment equal to the product of (i) the Annual Bonus, if any, that the Executive would have earned for the fiscal year in which the Termination Date (as determined in accordance with Section 5.6) occurs based on achievement of the applicable performance goals for such year and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the "Pro-Rata Bonus"). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives;
(c)    If the Executive timely and properly elects group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for herself and her dependents. Such reimbursement shall be paid to the Executive on the 15th of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company's making payments under this Section 5.2(c) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.2(c) in a manner as is necessary to comply with the ACA.

(d)    The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Stock Incentive Plan and the applicable award agreements.
5.3    Death or Disability.
(a)    The Executive's employment hereunder shall terminate automatically upon the Executive's death during the Employment Term, and the Company may terminate the Executive's employment on account of the Executive's Disability.
(b)    If the Executive's employment is terminated during the Employment Term on account of the Executive's death or Disability, the Executive (or the Executive's estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i)	the Accrued Amounts; and

(ii)
a lump sum payment equal to the Pro-Rata Bonus, if any, that the Executive would have earned for the fiscal year in which the Termination Date occurs based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Company's similarly situated executives.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive's Disability shall be provided in a manner which is consistent with federal and state law.
(c)    For purposes of this Agreement, Disability shall mean the Executive is entitled to receive long-term disability benefits under the Company's long-term disability plan, or if there is no such plan, the Executive's inability, due to physical or mental incapacity, to substantially perform her duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; provided however, in the event the Company temporarily replaces the Executive, or transfers the Executive's duties or responsibilities to another individual on account of the Executive's inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive's employment shall not be deemed terminated by the Company and will for all other purposes of this Employment Agreement be considered an ongoing employee in good standing of the Company and the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.
5.4    Change in Control Termination.
(a)    Notwithstanding any other provision contained herein, if the Executive's employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive's death or Disability), in each case within twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive's compliance with Section 6, Section 7 and Section 8 of this Agreement and her execution of a Release which becomes effective within 30 days following the Termination Date, the Executive shall be entitled to receive the following:

(i)
a lump sum payment equal to 1.0 times the sum of the Executive's Base Salary and Target Bonus for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), which shall be paid within 45 days following the Termination Date: provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year;

(b)    If the Executive timely and properly elects health continuation coverage under COBRA, the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and her dependents. Such reimbursement shall be paid to the Executive on the 15th day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the six-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company's making payments under this Section 5.4(b) would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA, the parties agree to reform this Section 5.4(b) in a manner as is necessary to comply with the ACA.
(c)    For purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following after the Effective Date:

(i)
one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company's stock and acquires additional stock;

(ii)
one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company's stock possessing 30% or more of the total voting power of the stock of such corporation;

(iii)
a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iv)	the sale of all or substantially all of the Company's assets.
Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets under Section 409A.
5.5    Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive's death) shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 27. The Notice of Termination shall specify:
(a)    The termination provision of this Agreement relied upon;
(b)    To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and
(c)    The applicable Termination Date.
5.6    Termination Date. The Executive's "Termination Date" shall be:
(a)    If the Executive's employment hereunder terminates on account of the Executive's death, the date of the Executive's death;
(b)    If the Executive's employment hereunder is terminated on account of the Executive's Disability, the date that it is determined that the Executive has a Disability;
(c)    If the Company terminates the Executive's employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;
(d)    If the Company terminates the Executive's employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide the Executive with a lump sum payment equal to 30 days' Base Salary in lieu of such notice, which shall be paid in a lump sum on the Executive's Termination Date and for all purposes of this Agreement, the Executive's Termination Date shall be the date on which such Notice of Termination is delivered; and
(e)    If the Executive terminates her employment hereunder with or without Good Reason, the date specified in the Executive's Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the 30-day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive's Termination Date shall be the date of the Company’s written notice.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a "separation from service" within the meaning of Section 409A.
5.7    Resignation of All Other Positions. Upon termination of the Executive's employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates, except as otherwise agreed by the Company.
5.8    Section 280G.
(a)    If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 5.8, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to the Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.
(b)    All calculations and determinations under this Section 5.8 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.8, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.8. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6.    Confidential Information. The Executive understands and acknowledges that during the Employment Term, she will have access to and learn about Confidential Information, as defined below.
6.1    Confidential Information Defined.
(a)    Definition.
For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, manuals, records, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, recipes, notes, communications, algorithms, product plans, designs, styles, ideas, audiovisual programs, inventions and original works of authorship, of the Company or its businesses, or of any other person or entity that has entrusted information to the Company in confidence.
The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.
The Executive understands and agrees that Confidential Information includes information developed by her in the course of her employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive's behalf.

(b)    Company Creation and Use of Confidential Information.
The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the restaurant industry. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.
(c)    Disclosure and Use Restrictions.
The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive's authorized employment duties to the Company (and then, such disclosure shall be made only within the limits and to the extent of such duties); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of the Executive's authorized employment duties to the Company acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency.
The Executive understands and acknowledges that her obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after she begins employment by the Company) and shall continue during and after her employment by the Company until such time as such Confidential

Information has become public knowledge other than as a result of the Executive's breach of this Agreement or breach by those acting in concert with the Executive or on the Executive's behalf.
7.    Restrictive Covenants.
7.1    Acknowledgement. The Executive understands that the nature of the Executive's position gives her access to and knowledge of Confidential Information and places her in a position of trust and confidence with the Company.
7.2    Non-competition. Because of the Company's legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the 24 months, to run consecutively, beginning on the last day of the Executive's employment with the Company, if employment is terminated at the option of the Company or by the Executive without Good Reason, the Executive agrees and covenants not to engage in Prohibited Activity within the States of Michigan, Florida, Indiana, Illinois or Missouri.
For purposes of this Section 7, "Prohibited Activity" is activity in which the Executive contributes her knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in sports themed restaurants in the casual and fast-casual dining segments. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information.
Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.
This Section 7 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Chairman of the Board.

7.3    Non-solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during two years, to run consecutively, beginning on the last day of the Executive's employment with the Company.
8.    Non-disparagement. The Executive agrees and covenants that she will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers.
This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Chairman of the Board.
9.    Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by her to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company's industry, methods of doing business and marketing strategies by virtue of the Executive's employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.
The Executive further acknowledges that the amount of her compensation reflects, in part, her obligations and the Company's rights under Section 6, Section 7 and Section 8 of this Agreement; that she has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that she will not be subject to undue hardship by reason of her full compliance with the terms and conditions of Section 6, Section 7 and Section 8 of this Agreement or the Company's enforcement thereof.
10.    Remedies. In the event of a breach or threatened breach by the Executive of Section 6, Section 7 or Section 8 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

11.    Proprietary Rights.
11.1    Work Product. The Executive acknowledges and agrees that all right, title and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the period of her employment by the Company and relate in any way to the business or contemplated business, products, activities, research or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same) all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, "Work Product"), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, "Intellectual Property Rights"), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information].
11.2    Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive's entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.
11.3    Further Assurances; Power of Attorney. During and after her employment, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive's behalf in her name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance and maintenance of all

Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company's request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be effected by the Executive's subsequent incapacity.
11.4    No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to her by the Company.
12.    Security.
12.1    Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies ("Facilities and Information Technology Resources"); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive's employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event she learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.
12.2    Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive's employment or (b) the Company's request at any time during the Executive's employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with her employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive's possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive's possession or control.
13.    Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive's name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the period of her employment by the Company, for all legitimate commercial and business purposes of the Company ("Permitted Uses") without further consent from or royalty, payment or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of her employment by the Company, arising directly or indirectly from the Company's and its agents', representatives' and licensees' exercise of their rights in connection with any Permitted Uses.
14.    Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Michigan without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Michigan, county of Oakland. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

15.    Stock Ownership Requirements. During the Employment Term or commencing with transfer of 100,000 shares of the Company’s common stock as set forth in Section 4.3(a), the Executive shall be expected to maintain ownership of at least 100,000 shares of Company common stock in accordance with guidelines established by the Compensation Committee from time to time.
16.    Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.
17.    Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chairman of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
18.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.
The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.
The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.
19.    Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
20.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
21.    Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.
22.    Section 409A.
22.1    General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
22.2    Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with her termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive's death (the "Specified Employee Payment Date") . The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
22.3    Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:
(a)    the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;
(b)    any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
(c)    any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
22.4    Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.
23.    Notification to Subsequent Employer. When the Executive's employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive's subsequent, anticipated or possible future employer.
24.    Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.
25.    Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):
If to the Company:
Diversified Restaurant Holdings, Inc.
27680 Franklin Rd.
    Southfield, MI 48034
    Attention: Chairman of the Board
If to the Executive:
Phyllis A. Knight
Personal address as placed on file with the Company from time to time.
26.    Representations of the Executive. The Executive represents and warrants to the Company that:
26.1    The Executive's acceptance of employment with the Company and the performance of her duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which she is a party or is otherwise bound.
26.2    The Executive's acceptance of employment with the Company and the performance of her duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.
27.    Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
28.    Arbitration. Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the Parties.
29.    Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
30.    Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HER CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Diversified Restaurant Holdings, Inc.
By:/s/ Michael Ansley Name: Michael Ansley Title: Chairman of the Board of Directors

EXECUTIVE
Signature:/s/ Phyllis A. Knight Print Name: Phyllis A. Knight

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Schedule 4.1

The Executive’s base salary shall be $340,000 on an annualized basis, payable in periodic installments in accordance with the Company's customary payroll practices, but no less frequently than monthly (the “Base Salary”)

The Executive’s target annual bonus of 40% will be based on achievement of annual target performance goals established by the Compensation Committee. The annual bonus, if any, will be paid in accordance with the terms of the Company’s annual bonus plan.

2